UNITED STATES                 SEC File Number
                  SECURITIES AND EXCHANGE COMMISSION         0-32161
                        Washington, D.C. 20549

                              FORM 12b-25

                      NOTIFICATION OF LATE FILING

(Check One) _X_ Form 10-K  __ Form 20-F __ Form 11-K  ___ Form 10-Q
            __ Form N-SAR

               For Period Ended: December 31, 2000


                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR

               For the Transition Period Ended:_________________________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

                          INNOVATIVE COATINGS CORPORATION
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Full Name of Registrant


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Former Name if Applicable

                       1650 Airport Drive, Suite 110
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Address of Principal Executive Office (STREET AND NUMBER)

                       Kennesaw, Oklahoma 30144
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                       City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 X       (a)    The reasons described in reasonable detail in Part III of
 --             form could not be eliminated without unreasonable effort
                or expense;

 X       (b)    The subject annual report, semi-annual report, transition
 --             report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or
                portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-
                Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 __      (c)     The accountant's statement or other exhibit required by
                 Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Legal and accounting work on requested amendments to the registrant's Form 10-SB filed in December 2000 have delayed work on the 2000 audit.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                Don H. Sigler           (770)                919-0100
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                (Name)               (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or or such shorter period that the registrant was required to file such reports been filed? If answer is no
         identify report(s). X  Yes   __ No
                            --

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included
         in the subject report or portion thereof?    Yes    X  No
                                                   ---      ---
         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:


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                           INNOVATIVE COATINGS CORPORATION
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                       INNOVATIVE COATINGS CORPORATION

Date:  March 29, 2001                  By /s/ Jerry Phillips
                                       --------------------------------
                                       Jerry Phillips, Chief Executive
                                       Officer